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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MUSICLAND STORES CORPORATION
at
$12.55 NET PER SHARE
by
EN ACQUISITION CORP.
a direct wholly-owned subsidiary of
BEST BUY CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 22, 2001, UNLESS THE OFFER IS EXTENDED.

December 21, 2000

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase dated December 21, 2000 (the "Offer to Purchase") and the related Letter of Transmittal relating to an offer by EN Acquisition Corp. (the "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation ("Best Buy"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Musicland Stores Corporation, a Delaware corporation ("Musicland"), at a purchase price of $12.55 per Share (such price being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

    We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

    Your attention is directed to the following:

    1.  The Offer Price is $12.55 per Share, net to the seller in cash, without interest thereon.

    2.  The Offer is being made for all outstanding Shares.

    3.  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 22, 2001, unless the Offer is extended.

    4.  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which constitutes a at least sixty-seven percent (67%) of the outstanding Shares of Musicland on a fully-diluted basis. The Offer is also subject to other terms and conditions. See the Introduction and Section 14 of the Offer to Purchase.

    5.  The Board of Directors of Musicland has unanimously approved the Offer, the Merger, the Merger Agreement, the Top-Up Stock Option Agreement (each as defined in the Offer to Purchase), and the purchase of Shares contemplated by the Offer and the Top-Up Stock Option Agreement, and

determined that the terms of the Offer and the Merger are fair to, and in the best interests of, Musicland's stockholders, and has recommended acceptance of the Offer and approval and adoption of the Merger Agreement by Musicland's stockholders (if such approval is required by applicable law). Accordingly, the Board of Directors of Musicland unanimously recommends that Musicland's stockholders accept the Offer and tender their Shares of common stock pursuant to the Offer.

    6.  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless a exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

    7.  Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when Share certificates for or confirmation of book-entry transfer of such Shares into the Depositary account at the Book-Entry Transfer Facility are actually received by the Depositary.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2001, UNLESS THE OFFER IS EXTENDED.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. An envelope to return your instruction to us is enclosed. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
MUSICLAND STORES CORPORATION

    The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated December 21, 2000 (the "Offer to Purchase") and the related Letter of Transmittal pursuant to an offer by EN Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, of Musicland Stores Corporation, a Delaware corporation (the "Shares").

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:*

SIGN HERE
Account Number:

Date:	SIGNATURE(S)

PLEASE PRINT NAME(S) AND ADDRESS(ES) HERE
AREA CODE AND PHONE NUMBER
TAX IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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